Exhibit 3.64

LIMITED LIABILITY COMPANY AGREEMENT

OF

DOPACO PACIFIC LLC

This Limited Liability Company Agreement (this “Agreement”) of Dopaco Pacific LLC, a Delaware limited liability company (the “Company”), is entered into as of the 12th day of February, 1997, by and between Dopaco, Inc. (“Dopaco”) and Edward P. Fitts (“Fitts”; with Dopaco, collectively, the “Members”, and each, a “Member”).

W I T N E S S E T H :

Dopaco has caused to be formed on February 12, 1997, by an authorized person, a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. Sec. 18-101, et seq.), as amended from time to time (the “Act”), and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

1.                                                                                                                                       Defined Terms.  In addition to the terms defined elsewhere herein, as used herein the following terms shall have the meanings specified below:

“Capital Account” - the amount set forth opposite a Member’s name on the signature page of this Agreement under the heading “Capital Contribution,” adjusted for profits, losses, additional contributions and distributions and otherwise appropriately reflecting Company transactions attributable to each Member.  Capital Account balances shall be maintained in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv), as it now exists or as it may be amended.

“Capital Contributions” - the amount contributed by the Members to the Company, as reflected opposite each Member’s name under the heading “Capital Contribution” on the signature page of this Agreement, and including any subsequent contributions.

“Membership Interest” - the percentage interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise) and voting power.

2.                                                                                                                                       Name.  The name of the Company is Dopaco Pacific LLC.

3.                                                                                                                                       Purpose.  The purpose of the Company is to engage in the business of owning partnership interests and serving as general partner of certain limited partnerships directly or indirectly affiliated with the Members and to otherwise engage in such business activities as the Manager, as defined in Section 4(a), from time to time may consider to be in the best interests of the Company and to engage in any other lawful business and activity permitted to be engaged in by a limited liability company pursuant to the Act.

4.                                                                                                                                       Control and Management.

(a)                                                                                                                                  Power and Authority of the Manager.  Management of the business and affairs of the Company shall be vested in one or more Managers (the “Manager”).  The Manager shall be Dopaco or its successor as determined by the Members.  The Members may remove the Manager at any time.  The Manager shall have all rights and powers and shall make all decisions affecting the Company in furtherance of the Company’s purposes, including, but not limited to, the following:

(i)                                                                                                                                     to appoint a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers of the Company as the Manager deems appropriate to carry out and execute the decisions and instructions of the Manager in the day to day operations of the business of the Company.  Such officers shall have such duties and powers as are from time to time specified by the Manager and they may be removed by the Manager at any time with or without cause;

(ii)                                                                                                                                  to retain all or any part of the Company’s assets as long as the Manager deems advisable, and to invest, reinvest and keep invested all or any part thereof, without being restricted in any way with respect to the type of assets retained or invested in or with respect to the portion of the assets devoted to any investment;

(iii)                                                                                                                               to purchase, lease or otherwise acquire the ownership, use or benefit of assets, properties, rights or privileges, real or personal, tangible or intangible, of any kind or description, whether income producing or not;

(iv)                                                                                                                              to sell, pledge, mortgage, lease without limit of time, exchange, or to grant options for the purchase, lease or exchange of any Company assets, on such terms and conditions as the Manager may determine;

(v)                                                                                                                                 to vote at any election or meeting of any corporation, partnership, limited liability company, joint venture or other entity, in person or by proxy, to appoint agents to do so in the place and instead of the

Manager, and to exercise all rights (including without limitation approval and consent rights) that the Company may have with respect to such entity, whether pursuant to applicable law, governing documents, contracts or otherwise;

(vi)                                                                                                                              to borrow money for any purpose that the Manager considers to be for the benefit of the Company or to facilitate its administration, and to mortgage or pledge Company assets to secure the repayment thereof;

(vii)                                                                                                                           to retain and pay a custodian, accountants, counsel, brokers and other agents and to incur any other expenses which are reasonably related to the operation of the Company;

(viii)                                                                                                                        to establish a brokerage account, and to hold or register assets in the name of a broker, nominees, the nominees of their custodian or broker, or their agent or their agent’s custodian, or in bearer form, without disclosing any Company or fiduciary relationship; and

(ix)                                                                                                                                to invest in time deposits and savings accounts and to maintain banking accounts in any institutions determined by the Manager.

(b)                                                                                                                                 Voting.  Each Member shall vote in proportion to such Member’s Membership Interest.  Except as otherwise expressly provided to the contrary in this Agreement, a vote of a majority in interest (based upon the percentages set forth in Section 5(e)) of the Company shall be required for the approval of any action taken by the Members.  Members may vote in person or by proxy at a meeting of Members (which may be held by conference telephone), or by consent in writing without a meeting signed by a Member or Members holding a majority in interest in the Company; provided, that any action that shall result in any personal liability to Fitts shall require the prior approval of Fitts.

(c)                                                                                                                                  Binding Effect of Actions.  Each Member shall be bound by, and hereby consents to, any and all actions taken and decisions made by the Manager in accordance with the terms of this Agreement.  All third parties shall be entitled to rely upon the actions or decisions of the Manager that purport to be on behalf of the Company as being binding upon, and duly authorized by, the Company.  The Manager and any person designated by the Manager shall have the authority to bind the Company.  The Members, other than any Member who is a Manager or the designee of the Manager, shall not have the authority to bind the Company.

(d)                                                                                                                                 Business Combination.  Notwithstanding any other provision of this Agreement, at the election of a majority in interest of the Company, the Company may (i) engage in a merger or consolidation with or into any corporation, partnership, limited liability company or any other entity, whether or not the Company shall be the surviving entity of such merger or consolidation; or (ii) sell all or substantially all of its assets to any person or entity; or (iii) engage in any similar business combination.

5.                                                                                                                                       Company Capital and Initial Membership Interests.

(a)                                                                                                                                  A Capital Account shall be established for each Member which Capital Account shall be credited initially with the amount set forth opposite such Member’s name under the heading “Capital Contribution” on the signature page of this Agreement, and shall thereafter be credited with such Member’s share of profits and additional Capital Contributions, charged with distributions and such Member’s share of losses and otherwise, appropriately reflect Company transactions.  The initial Capital Contribution of each Member shall be paid in cash upon execution of this Agreement.

(b)                                                                                                                                 No Member shall be required to lend any funds to the Company or to contribute any capital to the Company in excess of the amount that is initially credited to such Member’s Capital Account.

(c)                                                                                                                                  No interest shall be paid on or with respect to the Capital Contribution or Capital Account of any Member.

(d)                                                                                                                                 No Member shall have the right to withdraw or reduce such Member’s Capital Contribution.

(e)                                                                                                                                  The percentage of Membership Interest of each Member shall be as follows:

Dopaco, Inc.                            -                                            79%

Edward P. Fitts                -                                            21%

6.                                                                                                                                       Computation and Allocation of Profits and Losses.

(a)                                                                                                                                  Net Income or Net Loss.  “Net Income” and “Net Loss” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, other than items of income or loss specially allocated pursuant to this Agreement, as determined by the Company’s accountants in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in Net Income or Net Loss), with the adjustments required to comply with the Capital Account maintenance roles of Treasury Regulation Section 1.704-1(b).

(b)                                                                                                                                 Allocation of Net Income or Net Loss Generally.  Except as otherwise provided in this Section 6, Net Income or Net Loss, and all tax credits of the Company for each fiscal period, shall be allocated among the Members in accordance with their respective Membership Interests.

(c)                                                                                                                                  Tax Allocation.  Solely for federal income tax purposes, items of income, gain, loss and deduction shall be allocated among the Members in a manner so as to take into account the difference between the income tax basis of property contributed to the Company immediately after its contribution to the Company and its value for purposes of this Agreement, as required by Section 704(c) of the Code.  In making these allocations, the Company shall specially allocate only items arising out of the sale of the contributed asset (or, in the case of any contributed partnership interest, the underlying property) and shall not adjust for the variation by allocating items arising out of the ordinary operations of the Company, unless otherwise required by the Code or the applicable Treasury Regulations.

7.                                                                                                                                       Distributions.

(a)                                                                                                                                  Subject to Sections 7(b) and 7(c) below, distributions of cash and/or other assets or property of the Company, from whatever source (including, without limitation, net proceeds of Company operations and sale, financing or refinancing of Company assets) shall be made to the Members in accordance with their respective Membership Interests at such times, and in such amounts, as the

Manager shall determine.  In making such determination, the Manager may set aside funds and establish reserves for such items as the Manager shall determine, including, without limitation, working capital, maintenance of bonding capacity, capital expenditures, acquisition of other assets by the Company and the satisfaction of liabilities (including, without limitation, contingent liabilities) as they may come due.

(b)                                                                                                                                 With respect to any fiscal year of the Company in which Members are allocated taxable income for federal income tax purposes (and for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703 of the Code shall be included in this calculation of taxable income (other than the amount, if any, by which capital losses exceed capital gains)) the Company may, in the sole discretion of the Manager, distribute to the Members, within 90 days after the close of such fiscal year, no less than the amount determined by multiplying the Company’s taxable income (computed as set forth in this sentence) by the highest composite federal, state and local income tax rate applicable to any Member.  Notwithstanding the foregoing, no such distribution shall be made by the Company if the making of any such distributions would constitute a violation of any loan agreement or other agreement to which the Company is a party or by which it is bound, or any rule or regulation applicable to the Company.

(c)                                                                                                                                  Any amount paid by the Company for or with respect to any Member on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the

Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Member for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation.  The Manager shall have the authority to take all actions necessary on behalf of the Company to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Section.  Nothing in this Section shall create any obligation on the Company to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.

8.                                                                                                                                       Other Interests of Members.  Subject to any limitations arising from other agreements or otherwise, (a) nothing herein shall limit the Members, as well as affiliates of the Members, from engaging in any business or profession or possessing any interest in other businesses or professions of every nature and description, independently or with others, including, without limitation, any business or other activity which might be in competition with the business or activities conducted by the Company; and (b) neither the Company nor the other Members will have any rights in such ventures, including, without limitation, any rights to the income or profits thereof, by virtue of being Members in the Company.

9.                                                                                                                                       Home Office.  The principal executive office of the Company shall be located at 241 Woodbine Road, Downingtown, Pennsylvania 19335, or at such other location as may be determined by the Manager.  The Company may also have such other offices at such other locations as may from time to time be deemed advisable by the Manager.

10.                                                                                                                                 Restrictions on Transfer of Membership Interests.  No Membership Interest may be sold, assigned, transferred, given, bequeathed, donated, mortgaged, pledged, attached, levied upon, seized by or for creditors, or otherwise encumbered or disposed of, whether by act of the Member or by operation of law, without the prior written consent of the Manager.

11.                                                                                                                                 Purchase of Membership Interests by the Company.

(a)                                                                                                                                  Upon the death or adjudication of incompetency of any Member, the Company may, in the sole discretion of the Manager, either (i) purchase all but not less than all of the Membership Interests of the deceased or incompetent Member or (ii) dissolve and wind up its affairs as if a Dissolution Event had occurred under Section 12(b) hereof.  The Company shall give written notice of its election to the executor, administrator, guardian, conservator or other legal personal representative of the deceased or incompetent Member within one hundred eighty (180) days after the death or adjudication of incompetence.

(b)                                                                                                                                 The purchase price for a Membership Interest purchased by the Company pursuant to this Section 11 shall be an amount equal to the book value thereof as of the end of the calendar quarter in which occurred the event giving rise to the obligation to purchase (or to dissolve), as determined by the Company’s accountants in accordance with generally accepted accounting principles, less any amount owed the Company by the selling Member.

(c)                                                                                                                                  Settlement for the purchase by the Company of a Membership Interest pursuant to this Section 11 shall take place on or before the later of (i) thirty (30) days after the Company’s notice of its election or (ii) forty-five (45) days after the end of the calendar quarter upon which the purchase price is based.  Settlement shall take place at the principal executive office of the Company during regular business hours, with the precise date and time to be fixed by the Company by notice to the seller not less than five (5) business days prior to the settlement date.  At settlement (i) the seller shall deliver to the Company a duly executed assignment in form reasonably satisfactory to the Company and, if the seller is a personal representative of a deceased or incompetent Member, evidence of such seller’s legal status reasonably satisfactory to the Company, and (ii) the Company shall deliver to the seller its check for the purchase price.

12.                                                                                                                                 Term.

(a)                                                                                                                                  Term.  The Company was formed by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of Delaware and shall continue until December 31, 2096, unless sooner terminated pursuant thereto.

(b)                                                                                                                                 Events of Dissolution.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following (a “Dissolution Event”):

(i)                                                                                                                                     The latest date on which the Company is to dissolve, if any, provided in the Certificate of Formation of the Company, as amended from time to time;

(ii)                                                                                                                                  The written consent of both Members;

(iii)                                                                                                                               The failure of the Company to purchase the Membership Interest of a Member upon death, incompetency or termination as set forth in Section 11 above;

(iv)                                                                                                                              The death, insanity, adjudication of incompetence, bankruptcy, retirement, expulsion or resignation of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company under the Act, unless within ninety (90) days after such event the other Member elects to continue the Company; or

(v)                                                                                                                                 the election of the Manager to dissolve the Company.

(c)                                                                                                                                  Certificate of Cancellation.  Unless there is an election to continue the business of the Company as provided in Section 12(b)(iv), then within 180 days following the dissolution and the commencement of the winding up of the Company, the Company shall execute a Certificate of Cancellation in the form prescribed by the Act.

(d)                                                                                                                                 Distributions upon Dissolution.  In the event of a dissolution of the Company, the assets of the Company shall be liquidated in such manner as the Manager shall determine and, after Company obligations to third parties have been discharged or provided for in accordance with applicable law, the net proceeds of such liquidation shall be distributed as follows:

(i)                                                                                                                                     First, among the Members who have made unrepaid loans or advances to the Company, in proportion to the amount of such loans and advances and the unpaid interest thereon; and

(ii)                                                                                                                                  Second, among the Members in accordance with their respective Membership Interests.

A reasonable time shall be allowed for such liquidation in order to minimize the losses normally attendant upon a liquidation.

(e)                                                                                                                                  In connection with the Company’s liquidation, the Company’s accountants shall compile and furnish to each Member a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation.

13.                                                                                                                                 Books and Records.

(a)                                                                                                                                  The Manager shall cause to be kept full and accurate books of the Company.  All books and records of the Company shall be kept at the Company’s principal office and shall be available at such location at reasonable times for inspection and copying by the Members or their duly authorized representatives.  The books will be kept on an accrual basis and the fiscal year of the Company shall be the calendar year.  All information needed by the Members for income tax purposes shall be prepared by the Company’s accountants and furnished to each Member after the end of each fiscal year of the Company.

(b)                                                                                                                                 The books will be closed and balanced at the end of each fiscal year.  The Company will make available to each Member, upon written request, within ninety (90) days after the close of each fiscal year, copies of the Company’s annual financial statements, including a written balance sheet and statement of income or loss.  Such financial statements will also indicate the Members’ share of the Net Income and Net Loss and other relevant fiscal items of the Company for such year.  The Manager shall arrange for the preparation of all tax returns required to be filed for the Company.  Each Member shall be entitled to receive, upon written request, copies of all federal, state and local income tax returns and information returns, if any, which the Company is required to file.

14.                                                                                                                                 Indemnification.

(a)                                                                                                                                  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was (i) a Member, Manager or officer of the Company or (ii) a Member, Manager or officer of the Company serving at the request of the Company as a Manager, director, officer, employee or agent of another corporation or of another limited liability company or a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as a Manager, director, officer, employee or agent or in any other capacity while serving as a Manager, director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act or other Delaware law, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Company shall not indemnify such indemnitee in connection with a proceeding (or part thereof) initiated by the Company.

(b)                                                                                                                                 Right to Advancement of Expenses.  The right to indemnification conferred in Section 14(a) above shall include the right to be paid by the Company the expenses actually and reasonably incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if applicable law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Member, Manager or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 14 or otherwise.

(c)                                                                                                                                  Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Manager, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Company, or other persons, or to directors, officers, employees or agents of other companies that have been merged into or consolidated with the Company, to the fullest extent of the provisions of this Section 14 with respect to the indemnification and advancement of expenses of the Manager and officers of the Company.

(d)                                                                                                                                 Insurance.  The Company may maintain insurance, at its expense, to protect itself and any Member, Manager, officer, employee or agent of the

Company or another corporation, partnership, joint venture, trust or other enterprise, or any other person, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

(e)                                                                                                                                  Non-Exclusivity of Rights.  The rights conferred on any person by this Section 14 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Formation, agreement, vote of Members or otherwise.

(f)                                                                                                                                    Amendment or Repeal.  Any repeal or modification of this Section 14 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g)                                                                                                                                 Changes in Delaware Law.  References in this Section 14 to Delaware law or to any provision thereof shall be to such law as it existed on the date this Agreement was executed or as such law thereafter may be changed; provided that (a) in the case of any change which limits the indemnification rights or the rights to advancement of expenses which the Company may provide, the rights to indemnification and to the advancement of expenses provided in this Section 14 shall continue as theretofore to the extent permitted by law; and (b) if such change permits the Company without the requirement of any further action by Members or the Manager to provide broader indemnification rights or rights to the advancement of expenses than the Company was permitted to provide prior to such change, then the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

(h)                                                                                                                                 Applicability.  The provisions of this Section 14 shall be applicable to all actions, suits or proceedings commenced after its adoption, whether such arise out of acts or omissions which occurred prior or subsequent to such adoption and shall continue as to a person who has ceased to be a Member, Manager, officer, employee or agent of, or to render services for or at the request of the Company or, as the case may be, its parent or a subsidiary, and shall inure to the benefit of the heirs and personal representatives of such person.

15.                                                                                                                                 No Appraisal Rights.  Members shall not have rights to appraisal with respect to Membership Interests in connection with any amendment of this Agreement, any merger or consolidation in which the Company is a constituent party to the merger or consolidation, the sale of all or substantially all of the Company’s assets or any other circumstances under which contractual appraisal rights may be permitted under the Act, as it may be amended from time to time.

16.                                                                                                                                 Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the State of Delaware, notwithstanding any choice of laws doctrines of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman.

17.                                                                                                                                 Notices.  All notices, requests or consents provided for or permitted to be given under this Agreement shall be in writing and shall be given either by depositing that writing in the United States mail, addressed to the recipient, postage prepaid and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request or consent given under this Agreement is effective on receipt by the person to receive it.  All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on the signature page of this Agreement or at such other address as that Member may specify by notice to the other Members or, in the absence of such specification, to the Member’s last known address.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

18.                                                                                                                                 Tax Matters Member.  Dopaco shall act on behalf of the Company as the “tax matters member” within the meaning of Section 6231(a)(7) of the Code.

19.                                                                                                                                 Amendment.  This Agreement may not be amended without the consent in writing of both Members.

20.                                                                                                                                 Liability of Members.  The Members shall have no liability for the obligations or liabilities of the Company except to the extent required by the Act.

21.                                                                                                                                 Binding Effect.  This Agreement shall be legally binding upon the parties and their respective heirs, successors and assigns.

22.                                                                                                                                 Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23.                                                                                                                                 Entire Agreement.  This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

24.                                                                                                                                 No Third-Party Beneficiaries.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Company, the signatories hereto and their permitted successors and assigns nor shall any such provision be enforceable by any other party.

25.                                                                                                                                 Purchase of Fitts’s Interest.  Notwithstanding any other provision of this Agreement, in the event that Dopaco shall cease to maintain its status as a subchapter S corporation under the laws and regulations of either the United States or the Commonwealth of Pennsylvania regarding taxation, then Dopaco shall have the option to purchase from Fitts all or any part of Fitts’s Membership Interest at a price equal to Fitts’s initial Capital Contribution set forth on the signature page hereto.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

DOPACO, INC.		CAPITAL CONTRIBUTION
241 Woodbine Road
Downingtown, PA 19335

By:	/s/ Edward P. Fitts	$79.00
	Edward P. Fitts
	Chief Executive Officer

	/s/ Edward P. Fitts	$21.00
	Edward P. Fitts
	241 Woodbine Road
	Downingtown, PA 19335